New York Analyst Meeting November 3, 2005

Good morning!
I am Russ Strobel, Chairman, President and Chief Executive Officer
With me today is Rick Hawley, Chief Financial Officer and Mark Knox, Director of Investor Relations.

Agenda Long-term Objectives Business Overview and Strategies Regulatory and Financial Update Legal Update Wrap-up

Here is today’s agenda.
I’ll briefly cover our long-term objectives and give an overview of our businesses, including our strategies for growth.
Rick will then follow with an update on our recently approved rate case filing, financial performance and legal contingencies.
I’ll then return to wrap things up and we’ll take your questions.

Caution Concerning Forward- Looking Statements This speech includes certain forward-looking statements about the operations and earnings expectations of Nicor Inc., its subsidiaries and other affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Factors that could cause materially different results can be found in Nicor's most recent periodic report filed with the Securities and Exchange Commission.

Due to requirements around non-selective disclosure we will address only questions concerning matters that have been previously made public and broadly disseminated.
Please keep this in mind when asking your questions and considering our responses.

Primary Businesses Containerized Shipping Wholesale Energy Services Retail Services Gas Distribution

Nicor continues to be built on the foundation of two core businesses.
•	Our natural gas distribution segment, Nicor Gas, and

•	Our containerized shipping segment, Tropical Shipping.
We also have other energy-related businesses, which are built on the:
•	assets,

•	expertise,

•	customer base,

•	reputation, and

•	location of Nicor Gas.
Supporting these businesses is a solid financial position, providing us with flexibility to take advantage of new investment opportunities and to consider other alternatives to create greater shareholder value.

Long-Term Objectives Key Strategies Grow earnings over time Maintain high returns on equity Pay a solid dividend Rebuild earnings at Nicor Gas Continue to expand our shipping operations Develop new products and services in our retail energy businesses Capitalize on strengths in our wholesale energy services business Build on our financial strength

Over the years, we have remained committed to three simple objectives:
•	growing our earnings over time,

•	maintaining high returns on equity, and

•	paying a solid dividend.
To achieve these objectives, we are committed to actions that will improve our performance:
•	Grow our core businesses by rebuilding earnings at Nicor Gas and further expanding our shipping operations,

•	Develop new products and services in our retail energy businesses,

•	Capitalize on the strengths in our wholesale energy services business and

•	Maintain our financial strength.

Business Strategies Approach Disciplined and systematic Synergies and strategic fit with core businesses Foundation Strong financial position Large customer base Strategic locations and assets Successful unregulated businesses

Our approach to grow our business over the long-term has been and will continue to remain disciplined and systematic.
Opportunities we pursue will have a direct synergy and strategic fit with our core businesses.
Looking ahead, I believe we have several factors that will contribute to our long-term success including:
•	a strong financial position,

•	large customer base,

•	strategic locations and assets, and

•	successful unregulated businesses.
Let me now discuss our businesses and strategies in more detail.

Rockford Bloomington Naperville Joliet Chicago Peoria Springfield Nicor Gas Profile Gas distribution 2.1 million customers Diverse customer base Premium service territory Recognized brand Operating efficiency Significant supply assets Strategic location Solid balance sheet

Let me start with our primary business — Nicor Gas.
•	Nicor Gas serves over 2.1 million customers in northern Illinois — excluding the city of Chicago.

•	We serve one of the best markets for natural gas in the nation:
•	with a diverse mix of industries,

•	good growth in customers, and

•	a high demand for space heating.
•	We have a recognized brand name.

•	We have a long history of low base rates.

•	We have a reputation for providing safe, reliable service.

•	We are at or near the top for most efficiency measures in its industry.

•	We have significant underground storage assets — about 140 BCF of company owned top storage capacity.

•	We are strategically located on the nation’s Midwest natural gas pipeline grid— with access to 8 interstate pipelines.

•	And we have an excellent balance sheet — which Rick will discuss further shortly.

•	Nicor Gas also provides a base for other revenue generating activities at our other energy-related ventures.

Business Environment Key Strategies Increased costs of doing business Obtained recent rate relief High gas prices and volatility Potential for demand erosion Mitigate controllable cost increases Improve operating effectiveness Customer service Nicor Gas

Despite a challenging business environment, Nicor Gas continues to operate solidly .
However, Nicor Gas’ cost of business, in addition to the impact of gas prices, have increased, due in large part to higher depreciation, health care, labor and compliance-related costs.
Meanwhile, our distribution margin has not kept pace.
To rebuild the earnings at Nicor Gas, last fall we filed for rate relief with the Illinois Commerce Commission proposing an approximately $78 million revenue increase.
In September, the ICC reached their decision and granted us a base net revenue increase that we expect will generate approximately $29 million in new revenues under our current tariff filing, after considering items that shifted between base rates and the PGA rider. Rick will discuss this in more detail shortly.
Our recent rate decision is a positive step towards rebuilding the earnings levels of Nicor Gas, however, it is not enough, particularly given the financial impacts of gas prices that have reached historic levels.
Like most LDCs, high and volatile natural gas prices can impact our financial results in a number of ways —
•	Residential customers are more apt to conserve energy and purchase new energy-efficient heating systems,

•	Demand in certain commercial/industrial sectors diminishes; and

•	Bad debt and other operating costs (e.g. company use, franchise gas and customer response) increase.

Therefore, continuing to control expenses and improving the overall effectiveness of our operations will also be a focus.
While we manage our results for our investors, we will maintain our pledge to provide quality customer service.
These commitments to efficient operations and quality customer service have long been part of our heritage and this culture still holds true today.

Tropical Shipping Profile Containerized shipping in Caribbean and Bahamas High market shares in ports served Excellent reputation Strong margins Experienced management team

Our second core business is Tropical Shipping.
Tropical Shipping is:
•	A leading carrier of U.S. exports from the East Coast to the Caribbean and Bahamas, and one of the largest transporters of containerized cargo in its service territory.

•	It is a niche player with assets and resources customized for its region.

•	It has leading market shares in most of the ports it serves.

•	And one of its competitive advantages is its reputation for on-time, high-quality service.
Tropical continues to be profitable.
•	2004 represented a new high-water mark for Tropical, with $32 million in operating income.

•	And, this year’s operating results have already exceeded those levels.

•	Tropical also generates good cash flow,

•	And it has an experienced and capable management team.

Business Environment Key Strategies Improving economic conditions Favorable tax legislation Competition Higher fuel prices Increased governmental actions Changing competitors and customer base Continue to grow and expand the business Strategic niche acquisitions Improve productivity and service delivery Tropical Shipping

Tropical earnings are expected to remain strong over the long-term as volumes continue to increase due to improved tourism, construction and the ongoing influence of 2004 post-hurricane restoration activities.
In addition, the passage of the American Jobs Creation Act in 2004 is expected to provide significant tax benefits. Rick will discuss this further in a few minutes.
Despite these upsides, rate pressures resulting from the re-emergence of global carriers into the Caribbean ( i.e. Maersk, P&O and Evergreen) and continued significant increases in fuel prices could impact Tropical’s performance.
Also, the removal of textile quotas may shift garment manufacturing from developing countries in the Caribbean Basin to elsewhere in the Far East — potentially impacting our Dominican Republic trade (which represents about 8% of our annual volumes).
New competitors and changes in our customer base may also present challenges (i.e. UPS/Federal Express and Wal-mart/Home Depot).
However, over the years, Tropical has been able to grow its business through a combination of opportunistic expansion and niche acquisitions.
Going forward, the company plans to continue with this approach and will further enhance its market position by focusing on strategies to improve productivity and service delivery.

Other Energy-Related Ventures - Retail Services Rockford Bloomington Naperville Joliet Chicago Peoria Springfield HVAC services Nicor Services - provider of energy-related products and services service line protection warranty products HVAC and replacement services Nicor Solutions - utility-bill management products

Let me now turn to our other energy-related ventures. Starting with our retail energy businesses.
Nicor’s retail energy businesses have continued to grow and today have about 500,000 recurring customer contracts — a substantial change from the 27,000 contracts it had when it began in 1998.
Our two main businesses under the retail services platform are Nicor Services and Nicor Solutions.
These businesses offer a range of energy-related products and services including:
•	warranty contracts on residential heating and cooling systems,

•	utility billing protection products, and

•	HVAC services.
Driven in large part by new customer contracts and new product offerings, these businesses have steadily increased their contribution to our overall earnings in recent years.

Nicor Transmission System Nicor Storage Fields Interstate Pipelines Nicor Gas Service Area Iowa Wisconsin Illinois Missouri Indiana Kentucky Other Energy-Related Ventures - Wholesale Energy Services Enerchange Wholesale natural gas marketing and trading Hub Administration Balancing, parking and wheeling services Firm off-system supply- related services Manages Nicor Solutions product risks

We also have wholesale supply-related businesses.
Our wholesale energy services platform is focused on:
•	contracting, acquiring and utilizing midstream assets along corridors to Midwest markets, and

•	managing financial derivatives to support our retail services platform (i.e. Fixed Bill).
Nicor Enerchange engages in the wholesale marketing and trading of natural gas supply related services to others including intrastate and interstate pipelines, LDC’s, power generators, natural gas marketers and brokers, and end-users.
Enerchange also administers the marketing of transportation and storage services using underutilized storage assets of our Chicago Hub — a Nicor Gas business that provides interruptible transportation and storage services to interstate pipeline shippers.
By bundling commodity with natural gas transportation and storage, Enerchange customizes services that provide added value to customers.

Rockford Bloomington Naperville Joliet Chicago Peoria Springfield Other Energy-Related Ventures - Wholesale Energy Services Horizon Pipeline Joint Venture with NGPL 70-mile pipeline with 380 MMcf/day capacity Strategically located Nicor Gas primary subscriber Extension and Expansion potential

•	An additional business in the wholesale energy services platform is the Horizon Pipeline.

•	Horizon, which became operational in 2002, is a 50/50 joint venture between Nicor and Natural Gas Pipeline Company of America, a subsidiary of Kinder Morgan.

•	The 70-mile pipeline, which has 380 MMcf/day capacity and is nearly fully subscribed, runs between Joliet, Ill., north to a point near the Wisconsin border.

•	It is strategically located within the preferred development corridor of potential future power generators, which provides key competitive advantages over other pipeline alternatives in our territory.

•	It is expandable having strategic extension and expansion potential to meet economic growth in the region.

Retail Services Wholesale Services Increase market share of existing products and services Develop new products and services Expand into new markets Improve operating efficiencies and effectively manage risks Optimize the use of storage and transmission assets Acquire, contract or develop new assets and services Expand capabilities and service offerings Other Energy-Related Ventures - Strategies

Overall, our other energy-related ventures are a key component of our business strategies.
For our retail services, we will continue developing this segment by:
•	increasing the market share of existing products and services in Nicor’s existing territory,

•	by introducing new products and services, and

•	by evaluating expansion opportunities into areas outside of our existing territories.

•	We will also continue to focus on improving operating efficiencies and effectively managing risks.
For our wholesale energy services, we want to optimize the use of storage and transmission assets to improve our long-term earnings.
Additional opportunities for growing this business may exist by:
•	acquiring, contracting or developing new assets and services, like the Horizon Pipeline and Caledonia Storage field — a storage field with an initial capacity of nearly 12 Bcf located in Northeast Mississippi and accessible to various U.S. markets. Nicor Enerchange will act as the marketer for this project that has an expected in-service date in the Fall 2006.

•	partnering with others; and/or

•	expanding the geographic reach of our storage and transmission capabilities.
Let me now turn things over to Rick for a legal, financial and regulatory update.

Rate Filing November 2004 filed for general rate increase In April 2005 requested an amended proposed revenue increase of $78 million September 29, 2005, the ICC approved an increase of $54 million in base rates ICC staff rejected our initial tariff filing and revised tariffs were filed that would result in a base rate increase of about $49 million A motion was filed to resolve the issue. Order shifts certain revenues and credits between base rates and PGA, thus actual net revenue increase is estimated at $29 million under existing tariffs, or $35 million if motion is accepted

Thanks Russ.
Last fall Nicor Gas filed with the Illinois Commerce Commission a request proposing a revenue increase of base rate revenues. As amended, our filing requested a proposed revenue increase of about $78 million.
On September 29, 2005, the Illinois Commerce Commission approved a $54 million increase in base rates.
On September 30, 2005 we filed our tariffs to implement this increase. However, the ICC staff rejected this filing claiming that it was not in compliance with the ICC rate order. While disagreeing with this contention, we filed revised tariffs, under protest, that were accepted and allowed us to put new rates into effect on October 4, 2005. The revised tariffs filed under protest would result in a base rate increase of about $49 million compared to the $54 million stated in the ICC’s order. In addition, we also filed a motion requesting a ruling from the ICC that our original tariffs filed on September 30, 2005 comply with the ICC’s rate order.
If our motion is granted, an additional rate adjustment will be made to set rates at the levels as originally filed under our September 30th tariff filing. Because the order shifts certain items between base rates and the PGA rider, we estimate the actual net revenue increase would be about $29 million under the existing tariffs, or about $35 million, if our motion is accepted.
Certain parties, including the company, have filed applications for rehearing regarding the ICC’s rate order. On November 2, 2005, the ICC granted in part and denied in part Nicor Gas’ Application for Rehearing in its general rate case. The ICC granted rehearing with respect to: the effect of updated gas prices on the non-commodity portion of uncollectible expense, the allocation of therms to demand served under Nicor Gas’ general residential rate (Rate 1), and the need to remove certain storage charges from the demand charge under Rate 77 so as to preserve the balance between comparable bundled and transportation rates available to Nicor Gas’ large customers. The ICC denied rehearing as to the remaining issues raised in Nicor Gas’ Application. The ICC shall accept or deny the applications from the other parties no later than November 8 or 9, 2005 depending upon the date the respective application was filed.

Comparison of Annual Natural Gas Delivery Charges to Residential Customers Nicor Gas (Pre-order) Consumers MidAm IL Power IL Gas North Shore CIPS CILCO Peoples Atmos AmerenUE Nicor Gas (Final) East 175.47 230.9 238.95 271.8 293.59 302.1 303.54 335.02 369.88 377.53 387.17 - 189.83 (Based on Prices Approved by the Illinois Commerce Commission Applied to the typical Nicor Gas Residential Customer Usage)

Let me stress, prior to the ICC’s order, Nicor Gas had the lowest residential rates of any major natural gas utility in Illinois and among the lowest of any gas utility in the country and, under the new rates, Nicor Gas will still have the lowest rates of any major utility in Illinois and among the lowest in the nation.

Rate Filing - History * (WACC) (Dollars in millions) 2005 Requested 2005 Received Return on Equity 10.82% 10.51% Return on Rate Base* 9.03% 8.85% Capital Structure Equity 56% 56% Preferred - - Debt 44% 44%

The major terms of the ICC’s order can be seen on this slide.
Among other things, we requested returns on equity and rate base of 10.82% and 9.03%, respectively. The ICC granted us returns on equity and returns on rate base of 10.51% and 8.85%, respectively. The ICC also granted us our proposed capital structure.
Overall, amounts granted in our order were generally consistent and in-line with other recent decisions by the commission.

Rate Filing - Major Terms Rate Design Changes Net credit to PGA for Chicago Hub revenues Shifting of certain storage-related costs from PGA to base rates 10-Year weather normalization

The final rate order also included certain rate design changes. Two of the more significant items related to the shifting of certain revenues and credits between base rates and the PGA rider.
Specifically, our Chicago Hub revenue will now be credited to the PGA rider and our long standing recovery of storage natural gas losses from sales customers through the PGA clause and from transporters through a loss and unaccounted for gas adjustment was changed so that the expenses associated with sales customers are now recovered through base rates.
Due to these two items we estimate that the actual net revenue increase granted by the ICC, of $54 million, assuming our September 30th tariff filing motion is granted, is actually about $35 million or $29 million, if the motion is denied.
Finally, in addition to these rate design changes, we had proposed changing from a 30-year average to a 10-year average for calculating normal weather. This decision was based on a comprehensive evaluation and study of weather normalization and is more reflective of the normal weather patterns in our service territory. We are pleased that the ICC accepted our request. So, as a reminder, Nicor Gas’ normal degree-days have been reduced from about 6,000 to 5,830. Our new distribution rates and 2005 guidance reflect this change.
Let me now turn to a financial and legal update.

Financial Update Nine-Months Ended EPS Key Variances D&O insurance proceeds net of a derivative suit settlement in 2005 Securities class actions settlement in 2004 Improved shipping results in 2005 Lower gas distribution and OEV results in 2005 Ytd 2005 Ytd 2004 Reported diluted EPS 1.67 0.62 Absent noteworthy items 1.26 1.14

On Tuesday, we reported nine-months ended 2005 earnings per share of $1.67 compared to $.62 per share for the same 2004 period. Both years included the impacts of noteworthy items.
2005 nine-months ended financial results included the net effects of D&O insurance recoveries and earnings thereon, related to a shareholder derivative settlement in January 2005 and securities class action settlement in April 2004. The net recoveries increased our nine-months ended earnings by about $.41 per share. Absent these impacts, 2005 nine-months ended results would have been about $1.26 per share.
2004 nine-months ended financial results included a $38.5 million pretax litigation charge ($.52 per share) relating to the settlement of securities class actions. Absent this impact, 2004 results would have been $1.14 per share.
Higher earnings per share for the nine-months 2005 resulted from the net impacts of the shareholder derivative action settlement and related D&O insurance recoveries; and the absence of last year’s securities class action settlement charge. 2005 nine-months ended earnings also reflected higher operating results in our shipping business and lower corporate-related costs, which more than offset lower operating results in our gas distribution business and other energy-related ventures.

Impact of American Jobs Creation Act Assessing the amount of foreign earnings qualifying for repatriation Looking to dividend up to Nicor Inc. between $80 million to amounts north of $200 million Amounts in excess of $80 million will require obtaining outside monies, at the Tropical Shipping level, which we are currently investigating Fourth quarter 2005 estimated financial statement benefit of repatriation could range from zero to $34 million Ultimate benefit recognized will be dependent on a number of factors

Before I discuss our 2005 outlook, let me talk briefly about the anticipated repatriation of earnings of foreign subsidiaries under the American Jobs Creation Act.
The Jobs Act contains a provision through December 31, 2005, that temporarily establishes favorable tax treatment for companies like Tropical that repatriate retained earnings of their foreign affiliates.
Furthermore, an additional provision of the Act could result in a reduction of annual income tax expense, beginning in 2006. Under the Act, shipping income of U.S. controlled foreign companies are no longer subject to current taxation, to the extent the foreign earnings are considered permanently reinvested offshore.
At this time, we are still assessing the amount of foreign earnings qualifying for repatriation under the provisions of the Jobs Act.
We are looking to dividend up to Nicor Inc. between $80 million and a little north of $200 million. Amounts in excess of $80 million would require obtaining outside monies, at the Tropical level, which we are currently investigating.
We estimate that the fourth quarter 2005 financial statement benefit of repatriation could range from zero to $34 million (after tax), but the ultimate benefit recognized will be dependent on a number of factors.

Financial Update 2005 Financial Outlook Earnings per share estimate is in the range of $2.50 to $2.70 Considers 2005 nine-month reported financial results and the estimated fourth quarter impact of our recent rate decision, based on the revised tariffs filed on October 4, 2005 Assumes, among other things, normal weather and excludes any impacts associated with our tariff motion and applications for rehearing related to our recent rate order, fair value accounting adjustments at Nicor Enerchange, the ICC's PBR/PGA review or other contingencies, and potential benefits from the American Jobs Creation Act Excluding the noteworthy items related to the net D&O insurance recoveries earnings are estimated at $2.10 to $2.30 per share

Regarding our 2005 outlook, as stated in our third quarter earnings release and conference call, we now estimate our 2005 earnings per share to be in the range of $2.50 to $2.70. The estimate considers our nine-months ended financial results and the estimated fourth quarter impact of our recent rate decision, based on the revised tariffs filed on October 4, 2005.
The estimate does not reflect the potential impacts from our tariff motion and applications for rehearing related to our recent rate order; and additional variability in earnings due to fair value accounting adjustments at Enerchange that could occur because of volatility in the natural gas markets.
The estimate also excludes, among other things, any future impacts associated with the Illinois Commerce Commission’s PBR plan/purchased gas adjustment review and other contingencies (including the ongoing SEC inquiry), or potential benefits from the American Jobs Creation Act. While these items could still affect 2005 earnings, they are not currently estimable. Our 2005 estimate also assumes normal weather for the remainder of the year.
Excluding the noteworthy items related to the net D&O insurance recoveries, 2005 earnings are estimated to be in the range of $2.10 to $2.30 per share.
As a reminder, we will only provide updates to annual earnings guidance as part of our quarterly and annual earnings releases.
Let me now turn to a legal update.

Legal Update Pending Legal Matters ICC - Performance-based Rate Plan U.S. Attorney SEC Investigation Settled Legal Matters Securities Class Action Shareholder Derivative Action

With respect to the ICC’s review of the PBR and the outstanding SEC and U.S. Attorney’s Office investigations, while we continue to cooperate, at this time, there are no further developments.
Regarding the shareholder derivative lawsuit and the securities class action, as disclosed earlier, this year we reached a settlement of our shareholder derivative suit, and last year we settled our securities class action suit.
Our net out of pocket costs, after insurance recoveries, for the derivative action settlement and the securities class action was about $9 million pretax.
To summarize, we paid $38.5 million pretax to settle the securities class action suit in 2004 and, during the first quarter of 2005 an additional $3.5 million to settle the derivative suit.
In addition, the amounts paid to settle both suits were partially offset by D&O insurance proceeds of $33 million. The D&O insurance proceeds are reflected in our 2005 nine-month financial results.
Background on all of these matters can be found in our periodic filings with the SEC.
That concludes my remarks, let me now turn things back to Russ for a wrap-up.

Key Messages Nicor is financially strong Rising costs and high and volatile gas prices are pressuring gas distribution results Strategic locations and assets provide a foundation for revenue opportunities Decisive actions have been taken to rebuild the earnings at our primary business through rate relief Non-utility businesses are performing well and all anticipate earnings growth Experienced leadership team Remain focused on customer satisfaction and good corporate citizenship

Thanks Rick,
In closing, let me stress that Nicor is a financially strong company, but, like many others in our industry, we continue to face earnings challenges.
Operating costs increases, including those impacted by high and volatile natural gas prices, can negatively impact results at Nicor Gas.
Despite this environment, we believe that Nicor is positioned for long-term success.
As I mentioned earlier, our financial strength, strategic location and assets provide an excellent foundation for revenue generating activities.
We have also taken an important step towards rebuilding the earnings base at Nicor Gas through rate relief.
In addition, our non-utility businesses are performing at record levels, and we will continue to grow these businesses prudently.
Our leadership team is experienced and driven by a commitment to provide:
•	quality service to our customers,

•	to manage our businesses efficiently and profitably for our investors, and

•	to live by a clear set of values built on teamwork, ethics and personal responsibility.
Finally, we will also continue to be a good corporate citizen, recognizing our responsibility to support activities and actions that contribute to the well-being of our employees, customers, the communities we serve and the environment.

Visit our website: www.nicor.com

Lastly, I thank you for your interest in our company and will now open the floor for questions.